Exhibit 3.1
UNDERWRITING AND SERVICING AGREEMENT
This Underwriting and Servicing Agreement (“Agreement”) is entered into by and between Federal Life Insurance Company (Mutual) (“Federal Life”), Federal Life Variable Annuity Account — A (the “Separate Account”), and FED Mutual Financial Services, Inc. (“FED Mutual”), effective this ___ day of ___, 2008 (“Effective Date”).
WHEREAS, Federal Life is a life, annuity, and accident and health insurance company duly organized and validly existing under the laws of the State of Illinois and is subject to supervision by the Division of Insurance of the Illinois Department of Financial and Professional Regulation;
WHEREAS, Federal Life has established and maintains the Separate Account;
WHEREAS, the Separate Account is registered as a unit investment trust under the Investment Company Act of 1940 (“1940 Act”);
WHEREAS, the Separate Account serves as a segregated investment account for certain individual variable deferred annuity contracts (“Contracts”) to be issued after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission (“SEC”) on Form N-4, pursuant to the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”);
WHEREAS, Federal Life desires to retain FED Mutual to act as principal underwriter for the distribution and sale of the Contracts in order to satisfy the requirements of the federal securities laws and FED Mutual desires to provide such services;
WHEREAS, FED Mutual is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”);
NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:
1.	Representations of FED Mutual.

FED Mutual represents and warrants that it is registered as a member of FINRA and as a broker-dealer with the SEC and, to the extent necessary to perform the activities contemplated hereunder, is registered, or otherwise qualified or exempt, under the applicable securities laws of every state or other jurisdiction in which the Contracts are offered. FED Mutual represents and warrants that it is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

2.	Appointment of Principal Underwriter.

On the Effective Date of this Agreement, Federal Life appoints FED Mutual and FED Mutual accepts the appointment to serve as principal underwriter of the Contracts in all jurisdictions where the Contracts may be lawfully sold, subject to the registration requirements of the 1933 Act, the 1934 Act and the 1940 Act.

3.	Selling Agreements.

In order to accomplish the distribution of the Contracts, FED Mutual is authorized to enter into selling agreements, on such terms and conditions as FED Mutual determines are not inconsistent with this Agreement (“Selling Agreements”), with other broker-dealer firms that are registered under the 1934 Act and are members of FINRA (“Selling Firms”).

Federal Life may refuse to appoint any Selling Firm, affiliated or networked insurance agency of the Selling Firm and any affiliated person of any of the foregoing entities as its agent under the insurance laws of the jurisdictions in which the Contracts may be offered and may terminate such appointment as provided for in the Selling Agreement.

4.	Duties of FED Mutual.
(a)	Compliance

FED Mutual will fully comply with the requirements of FINRA, the SEC and all other federal and state laws applicable to the underwriting and distribution of the Contracts through Selling Firms. Upon request by Federal Life, FED Mutual will furnish such records as may be necessary to establish such compliance.

(b)	Prospectuses, Sales Literature and Advertising.

In accordance with the requirements of the laws of several states, and rules of FINRA and the SEC, FED Mutual will act in conformity with final disclosure documents describing the Contracts. FED Mutual will not give any information or make any representations or statements on behalf of or concerning Federal Life in connection with the Contracts other than information or representations contained in the registration statement, prospectus or statement of additional information pertaining to the Separate Account and the Contracts, as such materials may be amended from time to time or as may be contained in sales literature prepared and approved by Federal Life. FED Mutual will not use, and will take reasonable steps to ensure that no Selling Firm uses any sales promotion or advertising materials in connection with the offering and sale of the Contracts which has not been approved in writing by Federal Life prior to such use.

(c)	Purchase Payments

FED Mutual agrees that all payments tendered with or in respect of any application for a Contract and the Contract when issued is the property of Federal Life. All payments made for or under the Contracts shall be made by check payable to Federal Life, or by such other method Federal Life specifies as acceptable.

(d)	Books, Records and Reports

FED Mutual will comply with all applicable requirements of the 1934 Act and FINRA including the requirements to maintain and preserve books and records pursuant to Section 17(a) of the 1934 Act and the rules thereunder.

(e)	Indemnification

FED Mutual hereby agrees to hold harmless and indemnify Federal Life against any and all claims, liabilities and expenses which Federal Life may incur from liabilities arising out of or based upon any breach of this Agreement by FED Mutual.

(f)	Assistance to Selling Firms

FED Mutual may assist Federal Life in obtaining sales of the Contracts through Selling Firms by providing Selling Firms (and with the consent of the Selling Firms, their registered personnel) with wholesaling support services including but not limited to the following:
•	product information regarding the Contracts that has been prepared by or approved in advance of its use by Federal Life;

•	sales strategies and sales materials for the Contracts that have been prepared by or approved in advance of their use by Federal Life;

•	sponsoring informational events regarding the Contracts for Selling Firms and their registered personnel; and

•	answering technical product questions about the Contracts for the Selling Firm and its registered personnel.
5.	Representations of Federal Life.
(a)	Federal Life represents and warrants that it is domiciled in the State of Illinois and licensed by the Division of Insurance of the Illinois Department of Financial and Professional Regulation to offer the Contracts and is licensed in other jurisdictions in which the Contracts may be offered.

(b)	Federal Life, as issuer of the Contracts, and on behalf of the Separate Account, has registered the Separate Account as a unit investment trust under the 1940 Act and, upon effectiveness of the Registration Statement on Form N-4, shall have registered the Contracts under the 1940 Act and the 1933 Act.

(c)	Federal Life will meet any requirements of the departments of insurance in the jurisdictions in which the Contracts are available for sale regarding filing of advertising and sales literature.

(d)	Federal Life represents and warrants that it is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

6.	Duties of Federal Life.
(a)	Prospectuses, Sales Literature and Advertising
(i)	Federal Life will provide FED Mutual prospectuses relating to the Contracts and such other sales literature and advertising materials as Federal Life determines is necessary or desirable for use in connection with sales of the Contracts.

(ii)	Federal Life represents and warrants that the prospectus(es) and registration statement(s) relating to the Contracts will contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus(es) and registration statement(s) misleading.
(b)	Applications for Contracts

All applications for Contracts are subject to acceptance or rejection by Federal Life at its sole discretion. If rejected, Federal Life will refund the initial payment to the Selling Firm for the benefit of the purchaser if the Selling Agreement so provides; otherwise, Federal Life will refund the purchase payment directly to the purchaser.

(c)	Contract Delivery

Federal Life will transmit Contracts to Selling Firms for delivery to the owner if the Selling Agreement so provides; otherwise Federal Life will mail the Contract directly to the owner.

(d)	Retention of Rights by Federal Life

Federal Life reserves the right to reject any and all applications and payments submitted, discontinue writing any form of Contract, take possession of and cancel any Contract and return the payment or any part of it, and make any compromise or settlement in respect of a Contract. Federal Life may in its sole discretion and without notice to FED Mutual, suspend sales of any Contract or amend any policies or contracts evidencing such Contracts if, in Federal Life’s opinion, such suspension or amendment is (1) necessary for compliance with federal, state or local laws, regulations or administrative order(s); or, (2) necessary to prevent administrative or financial hardship to Federal Life. In all other situations, Federal Life will provide 30 days notice to FED Mutual prior to suspending sales of any Contract or amending any policies or contracts evidencing such Contracts.

(e)	Payment of Amounts Due Selling Firms under Selling Agreements

As disclosed in the prospectus for the Separate Account, currently no payments to Selling Firms under the Selling Agreements are contemplated. In the event that payments are contemplated in the future, the following provisions will apply and the prospectus will be amended to reflect such changes.

If requested by FED Mutual, and as an administrative convenience to FED Mutual, Federal Life may pay compensation due to one or more Selling Firms (including Selling Firms which are affiliated with FED Mutual and Federal Life) in accordance with the terms of the Selling Agreement with each Selling Firm (“Commission Processing Services”). Federal Life shall have no discretion as to either the timing or the amount of such payments to any Selling Firm. Federal Life will pay all such compensation to the Selling Firms in the name of FED Mutual. If Federal Life provides these Commission Processing Services to FED Mutual, then Federal Life’s books and records will reflect all transactions performed on behalf of FED Mutual in connection with these services. Federal Life will preserve and maintain these books and records in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act. FED Mutual will retain overall responsibility for the records kept for it by Federal Life in providing these services, exactly as if FED Mutual rather than Federal Life made these payments. Federal Life acknowledges that it holds all books and records with respect to these services on behalf of and as agent for FED Mutual whose property they are and shall remain.

If Federal Life provides Commission Processing Services to FED Mutual, then FED Mutual shall pay Federal Life its allocated cost of the Commission Processing Services, provided that all such allocated costs and expenses: a) shall be equitable between Federal Life and FED Mutual; b) shall be in conformance with all state insurance regulatory requirements applicable to Federal Life; and, c) shall be accounted for by FED Mutual in accordance with guidance issued by the Securities and Exchange Commission and by FINRA in NASD Notice To Members 03-63 (October 2003). As necessary to meet any of the foregoing requirements, the parties may supplement this Agreement from time to time with a written schedule that details the method of cost allocation agreed upon by the parties and either agreed to or acquiesced in by all functional regulators having jurisdiction over the parties to this Agreement.

(f)	Indemnification

Federal Life hereby agrees to hold harmless and indemnify FED Mutual against any and all claims, liabilities and expenses which FED Mutual may incur from liabilities arising out of or based upon Federal Life’s breach of any of its duties under this Agreement.

(g)	Books, Records and Reports

Federal Life will comply with all applicable requirements of the 1934 Act and FINRA including the requirements to maintain and preserve books and records pursuant to Section 17(a) of the 1934 Act and the rules thereunder regarding confirmations Federal Life sends on behalf of the Selling Firms for payments Federal Life receives under the Contracts, for transactions Federal Life processes under the Contracts, and for compensation for Commission Processing Services related to the Contracts that Federal

Life pays to Selling Firms on behalf of FED Mutual, if any. Federal Life shall hold such books and records on behalf of and as agent for FED Mutual whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.
7.	Compensation of Principal Underwriter.

Federal Life shall pay FED Mutual its allocated costs and expenses of acting as Federal Life’s principal underwriter for the Contracts, provided that all such allocated costs and expenses: a) shall be equitable between Federal Life and FED Mutual; b) shall be in conformance with all state insurance regulatory requirements applicable to Federal Life; and c) shall be accounted for by FED Mutual in accordance with guidance issued by the Securities and Exchange Commission and by FINRA in NASD Notice to Members 03-63 (October 2003). As necessary to meet any of the foregoing requirements, the parties may supplement this Agreement from time to time with a written schedule that details the method of cost allocation agreed upon by the parties and either agreed to or acquiesced in by all functional regulators having jurisdiction over the parties to this Agreement.

8.	Termination.

This Agreement may be terminated, without cause, by any party upon sixty (60) days prior written notice, without penalty; and may be terminated immediately, by any party for failure to perform satisfactorily or other cause; and will be terminated immediately if FED Mutual ceases to be registered as a broker-dealer under the 1934 Act and a member of FINRA. This Agreement will also terminate immediately upon assignment without the prior written consent of all parties.

9.	General Provisions.
(a)	Amendment and Entirety

This is the entire Agreement between Federal Life and FED Mutual with respect to the subject matter of this Agreement. No additions, amendments or modifications of this Agreement or any waiver of any provision will be valid unless approved, in writing, by authorized representatives of Federal Life and FED Mutual. In addition, no waiver of any default or failure of performance by either party will affect the other party’s rights with respect to a subsequent default or failure.

(b)	Independent Contractor Relationship

This Agreement does not create the relationship of employer and employee between any of the parties to this Agreement. The parties are independent contractors with respect to each other, and their respective employees and agents.

(c)	Assignment

None of the parties will assign or transfer, in whole or in part, this Agreement or any of the benefits accrued or to accrue hereunder, without prior written consent of an authorized representative of the other parties.

(d)	Governing Law

It is agreed by the parties that this Agreement will be governed by the laws of the State of Illinois.

(e)	Severability

It is understood and agreed by the parties that if any part, term or provision of this Agreement is held to be invalid or in conflict with any law or regulation, the validity of the remaining part, terms or provisions will not be affected and the parties’ rights and obligations will be construed and enforced as if this Agreement did not contain the part, term or provision held to be invalid.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the Effective Date.

FEDERAL LIFE INSURANCE COMPANY (MUTUAL)	ATTEST:

By:	By:

Name:	Name:

Title:	Title:

FEDERAL LIFE VARIABLE ANNUITY ACCOUNT - A	ATTEST:

By:	By:

Name:	Name:

Title:	Title:

FED MUTUAL FINANCIAL SERVICES, INC.	ATTEST:

By:	By:

Name:	Name:

Title:	Title: